Exhibit 12

February 13, 2020

Board of Directors

Green Stream Holdings Inc.

16620 Marquez Ave

Pacific Palisades, CA 90272

Dear Gentlemen:

We are acting as counsel to Green Stream Holdings Inc., a Wyoming corporation (“Green Stream”), for the purpose of rendering an opinion as to the legality of the shares of Green Stream’s common stock, par value $0.001 per share (the “Shares”), to be offered and distributed by Green Stream pursuant to an offering statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Green Stream with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

The offering statement, and pre-qualification amendments, cover the contemplated sale of up to 13,599,998 Shares. There exist five (5) selling securityholders offering a total of 266,665 shares of common stock.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of incorporation (as amended) and bylaws, the resolutions of the Green Stream’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the entirety of the Shares being sold pursuant to the offering statement are duly authorized and (i) will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid, and non-assessable with in connection with the shares of common stock offered by the Company or (ii) are legally and validly issued, fully paid, and non-assessable with in connection with the shares of common stock offered by selling securityholders.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement and to the reference to our firm under the caption “Legal Matters” in the offering circular. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Peter DiChiara
Peter DiChiara, Esq.